UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

BioDrain Medical, Inc. (the “Company”) held a special meeting of shareholders on April 15, 2013 (the “Special Meeting”). At the Special Meeting, the Company’s shareholders approved amendments to the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) that (1) increase the number of shares of common stock of the Company reserved for issuance thereunder by 30,000,000, to a total of 50,000,000, and (2) increase the threshold of limitation on grants such that, during any one fiscal year, no person shall receive awards under the 2012 Plan that could result in that person receiving, earning or acquiring, subject to adjustment: (a) stock options and stock appreciation rights for, in the aggregate, more than 20,000,000 shares of common stock; or (b) performance awards, in the aggregate, for more than 20,000,000 shares of common stock (collectively, the “Amendment”). For information regarding the 2012 Plan, as amended, and the terms of certain grants made, or contemplated to be made, to certain of the Company’s named executive officers contingent upon shareholder approval of the Amendment to the 2012 Plan, please refer to the Company’s definitive proxy statement for the Special Meeting as filed with the SEC on April 2, 2013 and amended on April 5, 2013.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the Company’s shareholders approved the Amendment to the 2012 Plan. There were 69,557,179 votes cast with 68,812,211 votes cast for the proposal; 744,968 votes were cast against the proposal; and 0 votes abstained. There were no broker non-votes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2013

BIODRAIN MEDICAL, INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer

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